FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. ANNOUNCES

ADOPTION OF TAX BENEFITS PRESERVATION PLAN

Franklin, North Carolina, November 16, 2015    Entegra Financial Corp. (the “Company” or “Entegra”) (NASDAQ: ENFC) announced today that its Board of Directors has adopted a Tax Benefits Preservation Plan (the “Plan”) designed to preserve the value of certain deferred tax assets.  The Plan is similar to tax benefits preservation plans adopted by other public companies with significant deferred tax assets.  At September 30, 2015, the Company had a $31.9 million net operating loss carryforward with a deferred tax asset value of $11.2 million for federal income tax purposes and a $39.1 million net operating loss carryforward with a deferred tax asset value of $1.0 million for North Carolina income tax purposes. These deferred tax assets may be utilized in certain circumstances to offset taxable income and reduce the Company’s federal and state income tax liability.

The Company’s ability to use its deferred tax assets would be substantially limited if an “ownership change” occurred, as defined under Section 382 of the Internal Revenue Code and its implementing regulations.  In general, an ownership change would occur if the Company’s “five-percent shareholders,” as defined under Section 382, collectively increase their ownership in the Company by more than 50 percentage points over a rolling three-year period.  Five-percent shareholders generally do not include certain institutional holders, such as mutual fund companies that hold equity securities on behalf of several individual mutual funds where no single fund owns five percent or more of a company’s equity securities.

As part of the Plan, the Company’s Board of Directors declared a dividend of one preferred stock purchase right for each outstanding share of the Company’s common stock.  The rights will be distributable to shareholders of record as of November 27, 2015, as well as to holders of common stock issued after that date, but would only be activated if triggered under the Plan and will not trade separately from the Company’s common stock unless and until triggered.  The Company’s Board of Directors has the discretion to exempt certain purchases of Company securities from the provisions of the Plan.  The Plan generally may be terminated by the Company’s Board of Directors at any time prior to the rights being triggered and will be in effect for five years if not terminated sooner under the terms of the Plan.

The Plan is designed to reduce the likelihood that the Company will experience an ownership change by discouraging purchases that would increase the holdings of existing five-percent shareholders or cause any person or group to become a five-percent shareholder.  There is no guarantee, however, that the Plan will prevent the Company from experiencing an ownership change.

“The Plan is designed to protect the value of our deferred tax assets by reducing the likelihood of a Section 382 ownership change,” said Roger D. Plemens, President and Chief Executive Officer of the Company.  Mr. Plemens added: “We believe that the Plan is a critical component of our efforts to enhance shareholder value.”

The issuance of the rights will not affect the Company’s reported earnings per share and is not taxable to the Company or its shareholders.

Additional information about the Plan is contained in a Current Report on Form 8-K that the Company filed with the Securities and Exchange Commission on November 16, 2015.

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About Entegra Financial Corp.

Entegra Financial Corp. is the parent holding company of Entegra Bank. The Company’s shares began trading on the NASDAQ Global Market on October 1, 2014 under the symbol “ENFC”. In December 2014, the Company’s stock was added to the Russell Microcap Index and the ABA NASDAQ Community Bank Index.

Entegra Bank operates a total of 11 branches located throughout the western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania and a loan production office in Greenville, South Carolina which is expected to become a full service branch in the fall of 2015. As previously announced, the Bank has entered into an agreement to acquire two bank branches in Anderson and Chesnee, South Carolina with the closing expected to occur in December 2015.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of Entegra and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of Entegra’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in Entegra’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Entegra undertakes no obligation to revise or update these statements following the date of this press release.